            Wachovia Securities
            8739 Research Drive, URP4
                Charlotte, NC 28288

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2005, by and among JP Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Wachovia Bank, National Association as Master Servicer and LNR Partners as Special Servicer, Wells Fargo Bank, National Association as Trustee, with respect to J.P. Morgan Chase Commercial Mortgage Securities Corporation Commercial Mortgage Pass-Through Certificates Series 2005-LDP2 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan, and Clyde M. Alexander, Managing Director and Director of the Servicer, do hereby certify that:

1.
A review of the activities of the Master Servicer during the period from June 1, 2005 through December 31, 2005, and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period May 26, 2005 through December 31, 2005; and

3.
The Master Servicer has received no notice regarding qualification, or challenging the status of the Lower-Tier REMIC or the Upper Tier REMICas a REMIC from the IRS or any other governmental agency or other entity.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2006.

/s/ Timothy Ryan	/s/ Clyde M. Alexander
Timothy Ryan, Managing Director	Clyde M. Alexander, Director
Wachovia Bank National Association	Wachovia Bank National Association